EXHIBIT 99.1
FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES SECOND QUARTER 2012 RESULTS
AND UPDATES GUIDANCE

The Woodlands, Texas (August 8, 2012) – TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced second quarter 2012 net income from continuing operations attributable to TETRA stockholders of $0.15 per fully diluted share compared to $0.39 per fully diluted share reported in the second quarter of 2011. Such results for the second quarter of 2012 include $1.1 million of acquisition related transaction costs and a pretax loss by the Maritech segment of $(8.6) million that aggregate to a net charge of approximately $(0.08) per share after tax, compared to special charges and credits that aggregate to a net credit of approximately $0.21 per share after tax in the second quarter of 2011. In addition, the Company announced that it is lowering its earnings guidance range for the 2012 fiscal year to $0.60 to $0.70 per fully diluted share, excluding the impact of the Maritech segment and acquisition related transaction costs.

Consolidated revenues for the quarter ended June 30, 2012 were $234.9 million versus $235.1 million in the second quarter of 2011. Total gross profit was $53.1 million in the second quarter of 2012 versus $35.8 million in the second quarter of 2011. Income before discontinued operations was $12.2 million in the second quarter of 2012 versus $30.5 million in the comparable period of 2011. Net income attributable to TETRA stockholders was $11.6 million in 2012’s second quarter versus $30.4 million in 2011’s second quarter. The foregoing results include the impact of the Maritech segment. As discussed below, management believes that it is helpful to an understanding of the Company’s business going forward to present financial results excluding the impact of Maritech. Such results, reconciled to the nearest GAAP financial measures, are included at the end of this press release.

Consolidated results per share from continuing operations attributable to TETRA stockholders for the second quarter of 2012 were net income of $0.15 with 79.0 million weighted average diluted common shares outstanding versus $0.39 with 78.3 million weighted average diluted common shares outstanding in the second quarter of 2011. As of June 30, 2012, total debt, including the current portion of long-term debt, was $305.0 million and cash was $49.2 million.

Divisional pretax earnings (loss) from continuing operations in the second quarter of 2012 versus the second quarter of 2011 were: Fluids Division – $14.0 million in 2Q 2012 and $11.5 million in 2Q 2011; Production Testing – $11.2 million in 2Q 2012 and $6.0 million in 2Q 2011; Compressco – $4.6 million in 2Q 2012 and $3.8 million in 2Q 2011; Offshore Services – $11.8 million in 2Q 2012 and $13.6 million in 2Q 2011; and, Maritech – $(8.6) million in 2Q 2012 and $38.5 million, including a $56.6 million gain on the sale of certain oil and gas producing properties, in 2Q 2011.

Financial data comparing the three and six month periods ended June 30, 2012 to the prior year’s periods is available in the financial tables set forth below.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “During the first seven months of 2012, we have successfully completed three acquisitions: Optima Solutions Holdings Limited (Optima), Eastern Reservoir Services (ERS), and Greywolf Production Systems (Greywolf). These three acquisitions, in the aggregate, have broadened our well completion and production testing service capabilities and significantly increased our geographic footprint, both in North America, and internationally. The integration of our first two acquisitions, Optima and ERS, is proceeding very smoothly, and we believe that we are on track with the integration of Greywolf.

“We are very optimistic regarding the potential for increased earnings related to each of these three investments. However, given that our earnings for the first half of this year, primarily from our Offshore Services segment, did not reach the levels we anticipated when we announced our 2012 guidance in January, and acknowledging that we do not anticipate an improvement in the operating conditions for Offshore Services through the remainder of this year, we believe that it is necessary to lower our full-year 2012 earnings guidance to $0.60 to $0.70 per fully diluted share, excluding Maritech, and excluding acquisition related transaction costs.

“The Fluids Division reported a sequential improvement in profitability during the second quarter, due to a number of factors. Our European calcium chloride business experienced strong seasonal demand during the quarter, although earnings for this business were negatively impacted by the need for unplanned equipment repairs, which are expected to be completed during the third quarter. Revenues from our offshore Gulf of Mexico operations were down slightly in the second quarter due to specific customer projects being postponed. However, we continue to see a positive trend in the offshore Gulf of Mexico completion fluids market, and we remain optimistic that this improvement will benefit our Fluids Division’s results during the second half of 2012. Our onshore fluids business had a good quarter, as we were able to take advantage of activity in certain liquid-focused areas. We intend to continue to focus our onshore domestic operations in these liquid-rich areas. Internationally, our Eastern Hemisphere fluids business reported another strong quarter, and we expect this trend to continue through the balance of the year.

“Our Production Testing segment benefitted greatly during the second quarter from the Optima and ERS acquisitions. As noted above, the integration of these two acquisitions has proceeded very smoothly, and the returns on these investments through the end of the second quarter have exceeded our expectations. In fact, much of the current quarter’s sequential improvement is attributable to Optima and ERS, and to our continued expansion in several international markets. Our other domestic operations continue to be impacted by weakness in markets focused on dry gas. We intend to continue to address this weakness by reducing costs and redeploying assets and personnel to more active areas, whenever possible. Results for our domestic Production Testing operations were also negatively impacted during the second quarter by $1.1 million of transaction related charges.

“Our Compressco segment’s profitability in the second quarter increased sequentially compared to the first quarter of this year, primarily due to the benefits of our capital investment growth strategy in international markets, particularly Latin America, and in the unconventional liquids plays in the U.S. In addition, our ongoing cost reduction efforts, inclusive of headcount reductions taken earlier this year, continue to support the segment’s profitability in a challenging natural gas price environment.

“During the second quarter, our Offshore Services segment was severely impacted by Tropical Storm Debby. We estimate that this storm had a negative impact on pretax earnings of approximately $3 million for the quarter. Despite overall higher utilization in the second quarter, Offshore Services continues to operate in a very competitive market that continues to be affected by the ongoing challenges of extended federal permitting times for abandonment and decommissioning work. We anticipate similar demand through the third quarter, although we expect that we will continue to face competitive and permitting challenges for the foreseeable future.

“Our Maritech segment continued to reduce its abandonment and decommissioning liabilities in the second quarter, spending $26.9 million on these activities. As previously noted, we expect that our total spending on these activities during 2012 will aggregate to approximately $70 to $80 million. Our objective is to substantially extinguish the remaining liabilities in 2013. As a result of excess decommissioning expenses incurred to date, we now expect a pretax loss for the Maritech segment of approximately $13.2 million for the full year.

“Our cash balance as of June 30, 2012 was $49.2 million. Excluding restricted cash and $7.4 million of cash attributable to Compressco Partners, net debt as of June 30, 2012 was $263.2 million (net debt is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure below). At the end of July, we drew-down approximately $50 million under our $278 million revolving credit facility to fund a portion of the Greywolf acquisition and for general corporate purposes. Following this draw-down, we have approximately $228 million of borrowing capacity still available, and we remain comfortable that we have retained the financial flexibility necessary to address additional growth opportunities, should they arise,” concluded Brightman.

As a result of Maritech’s sale of essentially all of its oil and gas properties during 2011 and 2012, the Company believes it will be helpful to provide adjusted financial results that exclude the impact of Maritech. These results are intended to show TETRA’s historical results of operations on a basis that is consistent with expected operations going forward. Set forth below in this press release under “Reconciliation of Non-GAAP Financial Measures” is a presentation of TETRA’s consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, and consolidated income before taxes and discontinued operations excluding Maritech and oil and gas derivative ineffectiveness, all of which are non-GAAP financial measures that are reconciled to the nearest GAAP measures.

TETRA will host a conference call to discuss second quarter 2012 results today, August 8, 2012, at 10:30 am ET. Stuart M. Brightman, TETRA’s President and Chief Executive Officer, and Elijio V. Serrano, TETRA’s Chief Financial Officer, will host the call. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through TETRA’s website at www.tetratec.com.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and associated products and services, after-frac flow back, production well testing and associated services, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2012, anticipated benefits from the Company’s acquisitions of assets and businesses, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Financial Data (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In Thousands)
Revenues	$234,909	$235,114	$415,705	$457,659
Gross profit	53,108	35,813	85,503	62,177

General and administrative expense	31,466	29,006	62,357	56,768
Interest expense, net	4,084	4,085	8,235	8,276
(Gain) loss on sale of assets	703	(59,577)	(3,264)	(60,309)
Other (income) expense	(1,585)	14,745	(2,017)	13,929
Income before taxes and discontinued operations	18,440	47,554	20,192	43,513
Provision for income taxes	6,262	17,031	6,866	15,502
Income before discontinued operations	12,178	30,523	13,326	28,011
Income (loss) from discontinued operations,
net of taxes	3	(54)	2	(57)
Net income	12,181	30,469	13,328	27,954
Net (income) attributable to noncontrolling interest	(607)	(95)	(1,073)	(95)
Net income attributable to TETRA stockholders	$11,574	$30,374	$12,255	$27,859

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations
attributable to TETRA stockholders	$0.15	$0.40	$0.16	$0.36
Loss from discontinued operations attributable
to TETRA stockholders	0.00	(0.00)	0.00	(0.00)
Net income attributable to TETRA stockholders	$0.15	$0.40	$0.16	$0.36
Weighted average shares outstanding	77,278	76,579	77,174	76,415

Diluted per share information:
Income before discontinued operations
attributable to TETRA stockholders	$0.15	$0.39	$0.16	$0.36
Loss from discontinued operations attributable
to TETRA stockholders	0.00	(0.00)	0.00	(0.00)
Net income attributable to TETRA stockholders	$0.15	$0.39	$0.16	$0.36
Weighted average shares outstanding	78,998	78,315	78,640	77,985

Depreciation, depletion and amortization (A)	$19,221	$36,937	$36,554	$74,329
 (A) DD&A information for 2011 includes asset impairments under successful efforts accounting.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In Thousands)
Revenues by segment:
Fluids Division	$89,847	$88,829	$169,180	$166,173
Production Enhancement Division
Production Testing	50,329	31,739	88,612	64,949
Compressco	25,258	22,326	47,940	44,210
Production Enhancement Division total	75,587	54,065	136,552	109,159
Offshore Division
Offshore Services	80,676	87,255	125,771	138,970
Maritech	1,179	33,382	3,794	77,404
Intersegment eliminations	(12,403)	(28,421)	(19,715)	(34,037)
Offshore Division total	69,452	92,216	109,850	182,337
Corporate overhead	125	42	250	42
Eliminations and other	(102)	(38)	(127)	(52)
Total revenues	$234,909	$235,114	$415,705	$457,659

Gross profit by segment:
Fluids Division	$21,327	$18,778	$39,247	$32,385
Production Enhancement Division
Production Testing	15,420	9,065	25,355	21,057
Compressco	9,241	6,925	17,122	13,544
Production Enhancement Division total	24,661	15,990	42,477	34,601
Offshore Division
Offshore Services	15,124	16,433	14,019	15,770
Maritech	(7,263)	(14,737)	(8,757)	(19,314)
Intersegment eliminations	-	37	-	108
Offshore Division total	7,861	1,733	5,262	(3,436)
Eliminations and other	(741)	(688)	(1,483)	(1,373)
Total gross profit	$53,108	$35,813	$85,503	$62,177

Income before taxes and discontinued operations by segment:
Fluids Division	$13,959	$11,545	$25,424	$18,794
Production Enhancement Division
Production Testing	11,170	5,988	16,847	15,071
Compressco	4,645	3,809	8,155	7,814
Production Enhancement Division total	15,815	9,797	25,002	22,885
Offshore Division
Offshore Services	11,764	13,577	10,731	9,201
Maritech	(8,626)	38,523	(10,707)	34,003
Intersegment eliminations	-	1,588	-	1,747
Offshore Division total	3,138	53,688	24	44,951
Corporate overhead	(14,472)	(27,476)	(30,258)	(43,117)
Total income before taxes and
discontinued operations	$18,440	$47,554	$20,192	$43,513

	June 30, 2012	December 31, 2011
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$49,212	$204,412
Accounts receivable, net	183,841	141,537
Inventories	98,236	99,985
Other current assets	59,396	82,567
PP&E, net	579,221	529,301
Other assets	228,864	145,508
Total assets	$1,198,770	$1,203,310

Current portion of decommissioning liabilities	$75,537	$105,008
Other current liabilities	174,874	127,357
Long-term debt	270,000	305,000
Long-term portion of decommissioning liabilities	37,601	34,827
Other long-term liabilities	58,635	62,030
Equity	582,123	569,088
Total liabilities and equity	$1,198,770	$1,203,310

Reconciliation of Non-GAAP Financial Measures

This press release refers to net debt, revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness, all of which are financial measures not derived in accordance with generally accepted accounting principles, or “GAAP.”

As a supplement to financial results prepared in accordance with GAAP, the Company has provided the following tables, which contain results excluding the impact of Maritech. The tables also include reconciliations of revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness to the appropriate GAAP financial measures. The Company’s management views revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness as appropriate measures to evaluate its results of operations following the sales of Maritech oil and gas producing properties that occurred during 2011 and 2012. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for revenues, gross profit, income before taxes, earnings per share or other measures of financial performance presented in accordance with GAAP. Reconciliations of revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness for the three and six month periods ended June 30, 2012 and June 30, 2011 are provided below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Amounts)

Consolidated revenues	$234,909	$235,114	$415,705	$457,659
Less: Maritech revenues	(1,179)	(33,382)	(3,794)	(77,404)
Consolidated revenues excluding Maritech	$233,730	$201,732	$411,911	$380,255

Consolidated gross profit	$53,108	$35,813	$85,503	$62,177
Less: Maritech gross (profit) loss	7,263	14,737	8,757	19,314
Consolidated gross profit excluding Maritech	$60,371	$50,550	$94,260	$81,491

Consolidated income (loss) before taxes and
discontinued operations	$18,440	$47,554	$20,192	$43,513
Less: Maritech (income) loss before taxes	8,626	(38,523)	10,707	(34,003)
Less: Derivative ineffectiveness	-	14,224	-	13,947
Consolidated income (loss) before taxes and
discontinued operations excluding Maritech and
derivative ineffectiveness	$27,066	$23,255	$30,899	$23,457

Diluted per share information:
Net income attributable to TETRA stockholders	$0.15	$0.39	$0.16	$0.36
(Income) loss for Maritech	0.07	(0.31)	0.09	(0.28)
(Income) loss for derivative ineffectiveness	-	0.11	-	0.11
Net income (loss) attributable to TETRA
stockholders excluding Maritech and
derivative ineffectiveness	$0.22	$0.19	$0.25	$0.19

The following reconciliation of net debt is also presented as a supplement to financial results prepared in accordance with GAAP. The Company defines net debt as the sum of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of Compressco Partners, L.P. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of long-term debt to net debt as of June 30, 2012 and December 30, 2011 is provided below.

	June 30, 2012	December 31, 2011
	(In Thousands)
Net Debt:
Long-term debt, including current portion	$305,035	$305,035
Less: cash, excluding Compressco
Partners' cash	(41,853)	(186,936)
Net debt	$263,182	$118,099

These reconciliations are not a substitute for financial information prepared in accordance with GAAP and should be considered within the context of the complete financial results for the given period.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com